UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
T3 Motion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4987549

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2990 Airway Avenue, Building A, Costa Mesa, CA	92626

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act: Not Applicable

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates:                                                               (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001 per share

(Title of Class)

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
     This registration statement relates to the registration with the Securities and Exchange Commission of shares of common stock, par value $0.001 per share, of T3 Motion, Inc. (the “Registrant”). As of December 31, 2010, the Registrant had authorized (i) 150,000,000 shares of common stock, of which 50,658,462 shares were outstanding, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share, of which 11,502,563 shares were outstanding.
     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The declaration of any future cash dividend will be at the discretion of the Registrant’s Board of Directors and will depend upon the Registrant’s earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. In the event of the Registrant’s liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities.
     The holders of common stock do not have cumulative voting rights, which mean that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. The common stock has no preemptive or conversion rights or other subscription rights.
Item 2. Exhibits.
     The following exhibits are filed as a part of this registration statement and incorporated by reference to the prior filings as indicated:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on March 15, 2006(1)

3.2	Bylaws adopted April 1, 2006(1)

3.3	Amendment to Bylaws, dated January 16, 2009(2)

3.4	Amendment to Certificate of Incorporation, dated November 12, 2009(3)

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A convertible preferred stock, dated November 12, 2009(3)

3.6	Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series A convertible preferred stock*

*	Filed herewith

(1)	Filed with the Registrant’s Registration Statement on Form S-1 filed on May 13, 2008.

(2)	Filed with the Registrant’s Current Report on Form 8-K filed on January 20, 2009.

(3)	Filed with the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2009, filed on November 16, 2009.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 2, 2011	T3 MOTION, INC.
	By:	/s/ Kelly J. Anderson
Kelly J. Anderson
Chief Financial Officer, President and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on March 15, 2006(1)

3.2	Bylaws adopted April 1, 2006(1)

3.3	Amendment to Bylaws, dated January 16, 2009(2)

3.4	Amendment to Certificate of Incorporation dated November 12, 2009(3)

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A convertible preferred stock dated November 12, 2009(3)

3.6	Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series A convertible preferred stock*

*	Filed herewith

(1)	Filed with the Registrant’s Registration Statement on Form S-1 filed on May 13, 2008.

(2)	Filed with the Registrant’s Current Report on Form 8-K filed on January 20, 2009.

(3)	Filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 16, 2009.